Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-104568, 333-108134, 333-115013, 333-121206, 333-126629, 333-130217, 333-133291 and 333-139224) and Form S-8 (Nos. 333-33243, 333-57762, 333-89770, 333-104734, 333-116031, 333-123593, 333-130215 and 333-139225) of Focus Enhancements, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 27, 2008 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

March 27, 2008